EXHIBIT 99.1

ENDOCARE REPORTS FIRST QUARTER 2004 RESULTS

Cryoablation Procedure Revenues Grow 42%

IRVINE, CA (May 11, 2004) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation and a leader in vacuum technology for erectile dysfunction, today reported that continued strong growth in its core cryoablation business highlighted the three months ended March 31, 2004. Total revenues for the 2004 first quarter were $7.4 million as compared to $7.7 million in the 2003 first quarter, a period that included $922,000 in revenues from a number of non-core urology product lines that were subsequently divested by the Company in 2003. Cryosurgical sales including cryoablation probes and procedure fees increased by 42 percent in the quarter to $4.7 million from $3.3 million in the 2003 first quarter.

     Net loss for the quarter ended March 31, 2004 was $8.6 million, or $0.36 per share compared to a net loss of $6.1 million or $0.25 loss per share in the prior year period. The primary reason for the year-over-year increase in net loss for the 2004 first quarter was the $3.3 million in non-recurring fees associated with the ongoing work to resolve the Company’s historical legal and accounting issues.

     Endocare Chairman and CEO Craig T. Davenport said that the Company’s progress in the first quarter continues to track with his expectations and that the sales and marketing organizations are to be particularly commended for their ability to drive growth in cryoablation procedures and CryoCare™ system utilization.

     “While the Company continues to face challenges in this transitional year, I continue to be encouraged by the progress of our business related to prostate treatment as well as the other potentially promising applications of our technologies in radiology and oncology,” Davenport said. “Additionally, we have rededicated resources and focus to sales of our erectile dysfunction products and expect to see positive results from this as we move through the year.”

     The information in the chart below demonstrates the year-to-year and quarterly progress made by the Company in its core business as U.S. cryoablation procedures in the 2004 first quarter increased 48 percent to 1,062 from 717 in the first quarter of 2003.

	2002	Q1	Q2	Q3	Q4	2003	Q1
Domestic Totals	Totals	2003	2003	2003	2003	Totals	2004
Total U.S. Cryocare™ systems in service	190	211	211	210	203	203	195
Total U.S. physicians trained	275	326	399	492	536	536	568
U.S. Cryoablation procedures	2,474	717	833	964	990	3,504	1,062

     Chief Financial Officer Kate Greenberg said that Endocare has made progress in getting financial information to the Company’s investors through timely filings of its 2003 10-K and 2004 first quarter 10-Q. “We are also well along in the process of preparing historical financial reports yet to be filed,” she said. “Completing the quarterly reports on Form 10-Q for the 2002 third quarter and the first three quarters of 2003 remains a top priority. In addition, we intend to gain full compliance with Section 404 of the Sarbanes-Oxley Act by the end of 2004.”

     Greenberg reported that the balance sheet at March 31, 2004 showed cash and cash equivalents of $15.1 million, total assets of $60.8 million and total stockholders’ equity of $46.2 million. Ms. Greenberg further commented, “As detailed in our Form 10-Q for the quarter ended March 31, 2004, ongoing costs associated with our historical accounting and financial problems, combined with our operating losses, have contributed to our declining cash balances. As a result, the Company is moving forward on several fronts to raise needed capital. Of course, there can be no assurance that the Company will be able to raise such capital on favorable terms or at all.”

About Endocare

     Endocare, Inc. —www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; ability to secure adequate capital resources to fund ongoing operations; changes in and/or attrition to the Company’s senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful relisting on a national exchange or market. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

TABLES FOLLOW

ENDOCARE REPORTS FIRST QUARTER 2004 RESULTS
Page 3-3-3

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003
Revenues	$7,381,624	$7,661,784
Costs and expenses:
Cost of revenues	4,234,082	3,996,046
Research and development	536,381	332,813
Selling, general and administrative	11,179,490	9,547,856

Total costs and expenses	15,949,953	13,876,715

Loss from operations	(8,568,329)	(6,214,931)
Interest income, net	44,917	221,229
Interest expense	(27)	(4,777)

Loss before minority interests	(8,523,439)	(5,998,479)
Minority interests	(100,036)	(89,419)

Net loss	$(8,623,475)	$(6,087,898)

Net loss per common share:
Basic and diluted	$(0.36)	$(0.25)
Weighted average common shares outstanding:
Basic and diluted	24,087,818	24,151,962

MORE – MORE – MORE

ENDOCARE REPORTS FIRST QUARTER 2004 RESULTS
Page 4-4-4

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$15,111,865	$23,976,539
Accounts receivable, net	3,485,492	3,822,570
Inventories	3,831,347	2,609,046
Prepaids and other current assets	2,375,329	4,432,578

Total current assets	24,804,033	34,840,733
Property and equipment	5,039,820	5,638,579
Goodwill	17,538,224	17,538,224
Intangibles, net	11,444,759	11,745,778
Investments and other assets	1,960,275	2,233,601

Total assets	$60,787,111	$71,996,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,181,086	$3,035,242
Accrued compensation and other liabilities	10,658,752	12,801,357

Total current liabilities	13,839,838	15,836,599
Minority interests	744,208	839,029
Stockholders’ equity	46,203,065	55,321,287

Total liabilities and stockholders’ equity	$60,787,111	$71,996,915

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